Exhibit 99.1

PDL BioPharma Announces Appointment of Edward A. Imbrogno
as Vice President and Chief Financial Officer

INCLINE VILLAGE, Nev., Mar. 9, 2020 - PDL BioPharma, Inc. (“PDL” or the “Company”) (Nasdaq: PDLI) today announced the appointment of Edward A. Imbrogno as the Company’s Vice President and Chief Financial Officer.

Mr. Imbrogno joined PDL as Vice President of Finance in October 2018, bringing more than 30 years of public accounting and financial reporting experience. Mr. Imbrogno was appointed as the Company’s Chief Accounting Officer in June 2019 and assumed the additional responsibilities as Acting Chief Financial Officer in November 2019. Mr. Imbrogno will continue to report to President and Chief Executive Officer, Dominique Monnet.

“Since joining PDL, Ed has made highly valued contributions as leader of our finance organization and member of our senior leadership team. He is instrumental to the execution of our monetization strategy and the distribution of net proceeds to our stockholders. I look forward to our continued partnership,” said Mr. Monnet.

Mr. Imbrogno will continue his duties as the Company’s Chief Accounting Officer and will receive no incremental compensation for his additional services to the Company. The change was made effective March 9, 2020.

About PDL BioPharma, Inc.

Throughout its history, PDL’s mission has been to improve the lives of patients by aiding in the successful development of innovative therapeutics and healthcare technologies. PDL BioPharma was founded in 1986 as Protein Design Labs, Inc. when it pioneered the humanization of monoclonal antibodies, enabling the discovery of a new generation of targeted treatments that have had a profound impact on patients living with different cancers as well as a variety of other debilitating diseases. In 2006, the Company changed its name to PDL BioPharma, Inc.

As of December 2019, PDL ceased making additional strategic transactions and investments and is pursuing a formal process to unlock the value of its portfolio by monetizing its assets and ultimately distributing net proceeds to stockholders.

For more information please visit www.pdl.com

NOTE: PDL, PDL BioPharma, the PDL logo and associated logos and the PDL BioPharma logo are trademarks or registered trademarks of, and are proprietary to, PDL BioPharma, Inc. which reserves all rights therein.

Contacts

Investors
Dominique Monnet
PDL BioPharma President & CEO
775-832-8500
Dominique.Monnet@pdl.com

LHA Investor Relations
Jody Cain, SVP
310-691-7100
jcain@lhai.com